EXHIBIT 2.2

                                                                  EXECUTION COPY


                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
                 -----------------------------------------------

         THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), made this 26th day of July, 2007, is entered into by and among R&R Acquisition III, Inc., a Delaware corporation ("PARENT"), PR Pharmaceuticals, Inc., a Delaware corporation ("PRP"), and PRP Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"). Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Merger Agreement (as defined below).

         WHEREAS, Parent, Merger Sub and PRP entered into that certain Agreement and Plan of Merger dated as of June 19, 2007 (the "MERGER AGREEMENT"); and

         WHEREAS, the parties hereto now desire to amend the Merger Agreement on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. RECITALS. The fifth recital of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

                  "E.  Prior to and as a condition to the Closing (as defined in
         Section 1.2 below), PRP is issuing a minimum of $15 million and a maximum of $25 million of PRP Common Stock (as defined in Section 1.6 below) and related warrants to purchase PRP Common Stock (the "FINANCING") pursuant to the terms described in the Private Placement Memorandum of PRP dated June 19, 2007, as supplemented by that certain Supplement dated July 26, 2007 ((together with all schedules and exhibits, the "MEMORANDUM")."

         The parties agree that each reference to the "Financing" and to the "Memorandum" in the Merger Agreement shall mean and be a reference to the terms as defined in the recital set forth above.

2. CAPITALIZATION. The first two sentences of SECTION 2.6 of the Merger Agreement are hereby deleted in their entirety and replaced with the following:

                           "As of the date of this Agreement,  PRP's  authorized
                  capital consists of 500,000,000 shares of PRP Common Stock and 3,500,000 shares of preferred stock. Immediately prior to the Effective Time, PRP's authorized capital will consist of 750,000,000 shares of PRP Common Stock and 3,500,000 shares of preferred stock."

3. SCHEDULE 2.6 of the Merger Agreement is hereby deleted in its entirety and is replaced with an amended SCHEDULE 2.6 in the form attached hereto as EXHIBIT A.

4. DISCLOSURE OF CERTAIN MATERIAL CHANGES. Parent and Merger Sub acknowledge that the matters, terms and conditions described and set forth in the Supplement shall be deemed disclosed to each of Parent and Merger Sub and each of Parent and Merger Sub hereby consent to such revised terms and conditions.

5.       FINANCIAL  STATEMENTS.   The  parties  agree  that  references  to  the
         financial statements for December 31, 2005, December 31, 2006 and for the three months ending March 31, 2007 in the Merger Agreement shall mean and be a reference to the financial statements included in the Supplement.

6. AFFIRMATIVE PRE-CLOSING COVENANTS OF PARENT. Section 4.3(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

                  "(a) Prior to the Closing, Parent shall take all actions required such that immediately after the Effective Time persons who were stockholders of Parent immediately prior to the Effective Time shall hold 6% of the fully diluted shares of Parent Common Stock (the "PARENT RECAPITALIZATION"). For example,

                           (i) assuming the Maximum Offering (as defined in the Memorandum) Parent will have 33,334,234 shares of Parent Common Stock issued or issuable on a fully diluted basis as of immediately after the Effective Time, of which 2,000,054 will be held by persons who held shares of Parent Common Stock as of immediately before the Effective Time; and

                           (ii) assuming the Minimum Offering (as defined in the Memorandum) Parent will have 24,631,112 shares of Parent Common Stock issued or issuable on a fully diluted basis as of immediately after the Effective Time, of which 1,477,867 will be held by persons who held shares of Parent Common Stock as of immediately before the Effective Time."

7. PLACEMENT AGREEMENT. The parties agree that references to the Placement Agreement in the Merger Agreement shall mean and be a reference to the Second Amended and Restated Placement Agency Agreement dated July 26, 2007.

8. CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. Section 6.1(f) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

                  "(f) PRP FINANCING. PRP shall have closed on at least $15,000,000 of gross proceeds from the sale of PRP Common Stock in the Financing."

9. EFFECT OF AMENDMENT. On and after the date of this Amendment each reference in the Merger Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement, as amended by this Amendment. Except as specifically amended by


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

         this Amendment, the Merger Agreement shall remain in full force and effect and is hereby ratified and confirmed.

10. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

11. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and facsimile signatures shall be deemed, for the purposes of this Amendment, original signatures.

12. SEVERABILITY. Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Amendment shall be enforceable as so modified.



                            [SIGNATURE PAGE FOLLOWS]


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

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth above.

                                        R&R ACQUISITION III, INC.

                                        By:    /s/ Arnold P. Kling
                                           -------------------------------------
                                        Name:  Arnold P. Kling
                                        Title: President


                                        PRP MERGER SUB, INC.

                                        By:    /s/ Arnold P. Kling
                                           -------------------------------------
                                        Name:  Arnold P. Kling
                                        Title: President


                                        PR PHARMACEUTICALS, INC.

                                        By:    /s/ Steve R. Howe
                                           -------------------------------------
                                        Name:  Steve R. Howe
                                        Title: Chief Executive Officer


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


                                    EXHIBIT A

                                  SCHEDULE 2.6

                                 CAPITALIZATION
                                 --------------


                                                                                             IMMEDIATELY
                                                              ON THE DATE HEREOF          PRIOR TO CLOSING*
                                                              ------------------          -----------------
AUTHORIZED
----------
Common Stock                                                      500,000,000                750,000,000
Preferred Stock                                                    3,500,000                  3,500,000
                                                           ---------------------------------------------------
                                                 Subtotal:        503,500,000                753,500,000

OUTSTANDING (NET OF TREASURY STOCK)
-----------------------------------

Common Stock                                                       23,175,448                318,155,873
Preferred Stock                                                    15,257,072                     0
                                                           ---------------------------------------------------
                                                 Subtotal:         38,432,520                318,155,873

RESERVED FOR ISSUANCE
---------------------

Warrants for Common Stock                                          9,031,369                 208,548,775
Convertible Notes                                                  8,046,105                      0
1998 Stock Plan
       Options Granted                                             7,378,949                  7,378,949
       Available for Grant                                             0                          0
2007 Stock Plan
       Options Granted                                                 0                          0
       Available for Grant                                         61,029,494                 92,600,000
                                                           ---------------------------------------------------
                                                 Subtotal:                                   308,527,724

TREASURY STOCK                                                        446,207                    446,207
--------------


* Assuming Maximum Offering (as defined in the Memorandum)


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